Exhibit 10.1

THIS TERM SHEET IS BINDING UPON THE PARTIES

Dr. Elizabeth Pritts, individually and as sole trustee of the Elizabeth Pritts Revocable Living Trust (collectively “Dr. Pritts”) is currently engaged in negotiations with Fertility Labs of Wisconsin, LLC (“FLOW”), INVO Fertility, Inc., f/k/a NAYA Bioscience, Inc., f/k/a INVO Bioscience, Inc. (“INVO”), INVO Centers LLC, Wisconsin Fertility and Reproductive Surgery Associates, S.C. d/b/a Wisconsin Fertility Institute (“WFRSA”), and Wood Violet Fertility LLC (“Wood Violet”) (collectively the “INVO Parties”) regarding a dispute (the “Dispute”) among the Parties (as defined below) with respect to the Membership Interest Purchase Agreement dated March 16, 2023 between Dr. Pritts, Wood Violet, and FLOW (the “MIPA”), the Asset Purchase Agreement dated Mach 16, 2023 between Dr. Pritts, Wood Violet, and WFRSA (the “APA”), the Consulting Agreement – Medical Advisory Services dated August 10, 2023 between INVO and Dr. Pritts (“Consulting Agreement”), the Physician Employment Agreement dated August 10, 2023 between Dr. Pritts and WFRSA (the “Employment Agreement”) and the Physician Liaison Agreement dated August 10, 2023 between Wood Violet and Dr. Pritts (the “PLA”) (collectively the “Agreements”), as well as INVO’s alleged interference with respect to the Agreements. Dr. Pritts and the INVO Parties (collectively, the “Parties” and individually each a “Party”) wish to settle the Dispute pursuant to the terms set forth herein (the “Terms”). The Parties anticipate setting forth these terms in a more fulsome settlement agreement within the next 14 days. However, until such agreement has been agreed upon in writing by the Parties, these Terms shall continue to govern settlement of the Dispute and shall be binding upon all Parties immediately upon execution.

SETTLEMENT PAYMENTS
Settlement Payments

In full and final settlement of the Dispute, and any and all disputes and claims among the Parties, as discussed below, Wood Violet shall make the following payments to Dr. Pritts, which shall become due on the scheduled date upon execution of this Term Sheet, regardless of whether the Parties have entered into a Final Settlement Agreement:

●	$525,000 due May 15, 2025
●	$475,000 due June 30, 2025
●	$750,000 due September 30, 2025
●	$750,000 due December 31, 2025
●	$1,000,000 due March 31, 2026
●	$2,000,000 due June 30, 2026
●	$500,000 due December 31, 2026

Acceleration of Settlement Payments	Wood Violet will accelerate the schedule of Settlement Payments in chronological order through support from its parent company, INVO. INVO shall provide Wood Violet with use 25% of all gross funding proceeds above $2 million raised within any six-month period for the above purpose, not to exceed the total amount agreed to hereunder.

FURTHER DOCUMENTATION
Consent Judgment	Dr. Pritts has filed a complaint against the INVO Parties relating to the Dispute in Dane County Circuit Court, Case No. 2025CV1552 (Dkt. No. 5) (the “Complaint”). The Parties will enter into a consent judgment (the “Consent Judgment”) resolving the Complaint to be filed with the Dane County Circuit Court, which they intend will apply to all Parties. If necessary, the Consent Judgment may be filed along with any other documents necessary to make the Consent Judgment binding on all Parties. The Parties shall not be required to admit the truth of contested allegations in the Complaint. The Consent Judgment shall bind the Parties to these Terms, and the terms of any final Settlement Agreement, and shall come into effect immediately upon any breach or default under these Terms or any final Settlement Agreement.

Settlement Agreement	The Parties anticipate entering into a final Settlement Agreement based on these Terms. However, unless and until such final Settlement Agreement is executed, these Terms shall be binding upon the Parties to the same extent as a final settlement agreement.

Resolution of Disputes	The Parties will cooperate in good faith with respect to the drafting of the Consent Judgment and Settlement Agreement. However, any disputes as to the final wording and terms of such documents, including any attachments, appendices, or related documents, shall be finally resolved by Richard Sankovitz, whose decision shall be binding on the Parties.

Jurisdiction, Venue, and Governing Law	Any Party may enforce this Term Sheet, the Consent Judgment, and any Settlement Agreement in any court having jurisdiction over disputes under any of the Agreements. This Term Sheet, the Consent Judgment, and any Settlement Agreement shall be governed and construed under Wisconsin law, without regard to any choice of law provision.

INDEMNIFICATION, RELEASE of CLAIMS and COVENANTS
Indemnification	Dr. Pritts and the INVO Parties shall indemnify one another for all claims, costs, liabilities, damages, and losses (including reasonable attorneys’ fees) arising out of such party’s breach of these Terms and/or any final Settlement Agreement.

Mutual Release of Claims and Termination of Agreements	Dr. Pritts and the INVO Parties fully and finally release and discharge one another and their current and former partners, investors, subsidiaries, divisions, affiliated entities (including any parent entity), insurers, officers, directors, shareholders, employees, attorneys, agents, predecessors, successors, assigns from any and all claims, actions or liability, known or unknown, which any Party now has or in the future may have arising out of or in any way relating to the Dispute, the Agreements, the Complaint, or any matters collateral thereto, including, but not limited, to claims for indemnification under the Agreements. Provided, however, that no Party shall be deemed to release claims for breach of these Terms or any final Settlement Agreement, or as to the enforcement of the Consent Judgment contemplated herein. The Employment Agreement, the Consulting Agreement and the PLA shall be terminated effective immediately.

Tax Matters

Dr. Pritts has filed and paid the fiscal year 2023 taxes for WFRSA. Dr. Pritts will reasonably cooperate with the INVO Parties regarding the filing of WFRSA’s tax return for the fiscal year 2024, but Dr. Pritts shall have no responsibility, obligation, or liability as to any tax liability or obligation with respect to WFRSA for any portion of fiscal year 2024.

Dr. Pritts shall be responsible for preparing FLOW’s tax return relating to the period from January 1, 2023 up to and including August 10, 2023, as well as for any tax liability and refunds for such period. The INVO Parties shall be responsible for preparing the FLOW tax return for the remainder of 2023 and for filing tax returns for both 2023 stub periods.

Without limiting the Mutual Release of Claims in any way, and for the avoidance of doubt, other than as described in this Tax Matters section, Dr. Pritts shall have no liability whatsoever relating to the taxes of WFRSA, FLOW, or the other INVO Parties.

Dr. Megid	Dr. Pritts, including as Seller Representative under the Agreements, consents to the INVO Parties’ negotiation and settlement of any disputes between the INVO Parties and Dr. Wael Megid.

Noncompetition and Nonsolicitation Covenants	The INVO Parties fully and finally waive and release Dr. Pritts from any and all covenants relating to noncompetition and nonsolicitation contained in the Agreements (including any ancillary agreements thereto) and any other source of law. For the avoidance of doubt, Dr. Pritts shall be under no restriction whatsoever with respect to her business, employment, or solicitation of or dealings with patients, clients, employees, contractors or other business relations.

For Dr. Pritts:

5/14/2025	/s/ Elizabeth Pritts

Date__________________	Signature

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For the INVO Parties:

5/14/2025	/s/ Steve Shum
Date	Signature

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